EXHIBIT 99.2

3Q2005 Conference Call Script

November 15, 2005

Opening - Bill Wells

Good morning and thank you and welcome to the SpectRx conference call and webcast to discuss third quarter 2005 results.

For today's call we have: SpectRx Chairman and CEO Mark Samuels....... President and Chief Operating Officer Bill Arthur....., Dr. Mark Faupel, president and chief operating officer of subsidiary Guided Therapeutics and Bobby Noorani, Controller & Principal Accounting Officer.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ending December 31, 2004, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Mark Samuels --- please go ahead Mark.

Welcome - MAS

Thank you Bill. I want to welcome everyone to our third quarter 2005 conference call.

I'm pleased to report that the recently announced 1.5 million dollars in asset-based funding provided by the sale of the remaining BiliChek earnout, should provide us with the capital necessary to fully launch our SimpleChoice product line.

As you recall, we began market introduction of our latest product - the SimpleChoice twist infusion set - in the last half of the third quarter. The Twist is being well received, however production ramp up has been slower than we would have liked. Production quality and capacity is improving and so far, we have received orders for more Twist product that we can manufacture, putting us in a backorder situation.

Our current plan is for the financing to carry us through the first quarter of next year, by which time we believe we will have enough product sales to acquire working capital financing. Once we establish a positive sales trend and confirm that our business model is working we plan to recapitalize the company.

We still have market acceptance, production quality and capacity challenges ahead as we work toward making SimpleChoice a successful business. We also plan on moving our glucose monitoring technology toward commercialization. Outside of diabetes, we must continue to be successful in our pivotal FDA clinical trials, product development and also secure separate financing of Guided Therapeutics. While we have much work remaining, I have confidence in our products and I believe that we are making progress toward becoming a profitable and growing company.

Pause

Now to go into more detail about our SimpleChoice diabetes business, I'll turn the call over to President and COO Bill Arthur, who is presently on the road, Bill. Well Bill is on the road. We will give him one more chance to come in. Hello Bill. Bill is making sales calls. Let me just go over the SimpleChoice sales situation.

As I mentioned, SimpleChoice, as you saw in our release, SimpleChoice sales were slowed somewhat in the third quarter due to the continued impact of a lack of availability of some products, as we had announced in August. Availability continues to improve and we are pleased to say that SimpleChoice sales in the fourth quarter have already exceeded total third quarter revenue for the product line.

As more product comes available, we are aggressively continuing the launch of the SimpleChoice twist in both the U.S. and Europe. As we mentioned in our last call, we began this process in the third quarter with product sampling and testing by key patients, physicians and distributors. The sampling process is a tedious but necessary step with new products in this market. While that process continues, we are basically selling all the product we can manufacture. And as I mentioned earlier, the twist is currently on back order, with most of the orders coming in the current quarter. We are managing the back orders and will be adding new paying customers as we continue to increase and improve our manufacturing capacity.

Production capacity is growing and yields are improving as is to be expected with a new product of this type. We continue to work with our suppliers to improve our manufacturing processes.

Having the twist available provides us with access to the largest segment of the pump infusion set market - the $300 million 90-degree market. It also opens up new distribution channels, previously unavailable because we did not have a 90-degree set.

SimpleChoice revenue has begun to increase in the current quarter and I believe it will continue to grow throughout next year if we can maintain adequate, high-quality supply.

I also want to provide a quick update on our continuous glucose monitor program. We have stated for some time that we are looking for a strategic partner to help us bring that product to market. I am happy to report that we have been in discussions with a number of potential partners this year and those efforts have intensified in recent weeks. As the marketplace for these products evolves, we believe that our non-invasive technology has certain potential advantages over and above the current implantable products.

With that I'd like to turn the call over to our Controller & Principal Accounting Officer Bobby Noorani to update our financials.

Thank you Mark.

Total revenue for the 3rd quarter of 2005 was $174,000, compared to $276,000 in the 3rd quarter of 2004. Total revenue year-to-date for 2005 was $812,000 compared to $673,000 in 2004.

SimpleChoice sales for the 3rd quarter totaled $132,000 as compared to $173,000 during the 3rd quarter of 2004. Year-to-date simple choice sales totaled $592,000 compared to $442,000 for the 2004 period. The decrease in SimpleChoice revenue in the third quarter of 2005 was due to a lack of product availability.

Our quarterly operating results illustrate our continuing management of expenses versus prior year. We had a decrease of $757,000, or 47%, in overall expenses for the quarter when compared to the same quarter of 2004, primarily due to a reduction in R&D expenses, which are down by $446,000 and also due to a $194,000 reduction in G&A expenses.

Operating loss for the quarter was $1.1 million compared to a loss of $1.7 million for the same quarter in 2004. Year-to-date operating loss was $3.4 million compared to a loss of $5.0 million in 2004.

The net loss attributable to stockholders for the 3rd quarter of 2005 was $1.2 million, or 11 cents per share, compared to $1.8 million, or 16 cents per share, in the 3rd quarter of the previous year. Year-to-date the net loss attributable to stockholders for 2005 was $4.0 million, or 35 cents per share, compared to $11.1 million, or 98 cents per share, in 2004.

Comparison of net loss in 2005 to 2004 includes two significant items related to financing activities in 2004, which were:

$871,000 of non-cash interest expense due to the value of the warrants issued in conjunction with the bridge loans;

and,

the $5 million deemed dividend recognized in the 1st quarter of 2004.

Cash on hand at the end of the 3rd quarter was approximately $35,000. Working capital at the end of the 3rd quarter was approximately a negative $4.6 million.

As Mark previously mentioned we sold the remaining BiliChek earn-out for an additional $1.5 million in October and including the $1.3 million of advance on BiliChek earn-out, we expect to recognize a total of $2.8 million as gain on sale of BiliChek in the 4th Quarter of this year.

Stockholders' equity went from a deficit of $3.7 million at the year-end 2004 to a deficit of $7.7 million at the end of the 3rd quarter of 2005. $3.2 million of this deficit was due to the write off of SimpleChoice intangibles in 2004.

I'll now turn the call back over to Mark Samuels........ Mark.

Thank you Bobby.

As part of our plan to focus the public company on diabetes management, we have created Guided Therapeutics, a subsidiary, to commercialize our non-invasive cancer detection technology.

Now here to update you on our non-invasive cancer detection business is Doctor Mark Faupel, president and COO of Guided Therapeutics.

Thanks Mark.

We are very pleased with the continuing progress we are making on the regulatory, product development and financing fronts for Guided Therapeutics. We have enrolled now more than 685 women at five sites in the pivotal FDA clinical trial. We anticipate testing a total of about 1,500 women to complete the trial.

We believe that we are on target to have our first beta devices completed for testing by the end of the year. These pre-production units and disposables will be used to complete the FDA pivotal clinical trial.

Funding for our ongoing clinical trials and commercialization work is supported in part by grants from the National Cancer Institute and the Georgia Research Alliance.

As you may recall, our rapid, point-of-care, non-invasive test, unlike Pap smears and HPV testing, does not require a tissue sample or the delay of laboratory analysis. To date more than 1,600 women have been tested with prototype devices, which have consistently provided better results than other tests.

The product is being designed as a low-cost device with a single-patient-use calibration disposable. Additionally, we believe that the test is immediately reimbursable under existing CPT codes, and that the market opportunity for this product is approximately 1.3 billion dollars.

I'll now turn the call back over the Mark Samuels......

Thank you Mark.

With the completion of the SimpleChoice product line, new opportunities in glucose monitoring and steady progress in cervical cancer, I believe that the stage has been set to increase shareholder value.

Our plan for success is as follows:

to continue the launch the twist and build SimpleChoice sales,

to complete the separate financing of our cervical cancer detection business,

to establish a new partnership for continuous glucose monitoring to recapitalize the company, and seek a relisting on NASDAQ sometime toward the end of 2006.

We look forward to updating you as we continue to execute on our plans.

Thank you operator and thank you for participating in our third quarter 2005 conference call.